Exhibit 99.1

Eva Sage-Gavin Joins Sapient’s Board of Directors

BOSTON--(BUSINESS WIRE)--April 15, 2013--Sapient® (NASDAQ: SAPE) announced today that Eva Sage-Gavin has been elected to the Company’s board of directors, effective April 12, 2013. Ms. Sage-Gavin, currently the executive vice president, global human resources and corporate affairs for Gap Inc., will also serve on Sapient’s compensation committee.

“Fostering the right culture at Sapient continues to be a priority. It is the strength of our culture -- one that values openness, diversity and creativity, that allows us to create enormous impact for our clients,” said Alan Herrick, Sapient CEO and board co-chairman. “Eva has tremendous knowledge and experience in building high-performance cultures globally and at scale. We are thrilled to find someone who shares our belief that exceptional cultures produce exceptional results. Her counsel will be invaluable as we seek to further enhance and strengthen our global culture and our ongoing commitment to diversity.”

In her role overseeing the human resources and corporate affairs of Gap Inc.’s 136,000 employees worldwide, Ms. Sage-Gavin sets the strategy for the company's communications, government and public affairs, foundation, as well as social and environmental responsibility. Gap Inc.’s fiscal year 2012 net sales were $15.7 billion with products available for purchase in more than 90 countries worldwide.

“Sapient’s strong, connected culture and its passion for the success of its people and its clients are integral to its impressive 20 year growth trajectory,” said Ms. Sage-Gavin. “As Sapient continues to expand, I look forward to contributing my experience growing a global workforce and navigating complex issues involving the economy, jobs, and global competitiveness to its ongoing efforts to engage its people, foster diversity, and nurture talent.”

Ms. Sage-Gavin has been regularly recognized for her contributions to human resource excellence. In addition to her recent receipt of Cornell University’s Groat Award in 2012 for her professional accomplishments, she was recognized by HR Executive magazine as one of the 25 most influential and prominent women in the profession in 2005. In 2006, she also received the distinguished honor of Fellow from the National Academy of Human Resources.

Ms. Sage-Gavin is also active in national education and workforce development initiatives. She is a member of the Skills for America’s Future Advisory Board, working with the White House, Aspen Institute, community colleges and corporations to build skilled workforces. She is a member of the HR Policy Association board and chairs its Workforce Development committee.

“With such depth of experience and well-recognized leadership, Eva is a great addition to our board,” said Jerry Greenberg, Sapient board co-chairman. “At a time of significant growth and evolution for our business and one of tremendous change for the industries we serve, we are confident that her insights and experience will help us in charting a future course that continually delivers innovation for our clients and fosters inspiration for our people.”

Prior to joining Gap Inc., Ms. Sage-Gavin worked at Sun Microsystems and Disney Consumer Products as senior vice president, human resources. In addition, she has served in various senior human resources leadership positions for The PepsiCo Corporation, including its Taco Bell division, and for Xerox Corporation.

About Sapient®

Sapient is a global services company that helps clients transform in the areas of business, marketing, and technology. The company operates three divisions that enable clients to gain a competitive advantage and succeed in an increasingly digital world. SapientNitro, Sapient Global Markets and Sapient Government Services fuse insight, creativity and technology to drive innovation and to help clients navigate complex business problems. Our approach is the subject of case studies used by MBA programs at Harvard and Yale. The company has operations in The Americas, Europe, and Asia-Pacific. For more information, visit www.sapient.com.

Sapient is a registered service mark of Sapient Corporation.

CONTACT:
Media:
SapientNitro
Stacy Simpson, +1-914-830-8510
stacy.simpson@sapient.com
or
Investor:
Sapient
Dean Ridlon, +1-617-963-1598
dridlon@sapient.com